EXHIBIT 5./EXHIBIT 23.1
                         -----------------------

       Opinion of Thacher Proffitt & Wood, counsel for Registrant, as to the legality of the securities being registered

                   Consent of Thacher Proffitt & Wood



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                    [Letterhead of Thacher Proffitt & Wood]










Writer's Direct Dial
(212) 912-7436

                                            November 21, 1997


Warwick Community Bancorp, Inc.
18 Oakland Avenue
Warwick, New York 10990

                      Re:  The Warwick Savings Bank 401(k) Savings Plan
                           --------------------------------------------

Ladies and Gentlemen:

            We have acted as counsel for Warwick Community Bancorp, Inc., a Delaware corporation ("Corporation"), in connection with the filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended ("Registration Statement") with respect to 600,000 shares of its common stock, par value $.01 per share ("Shares"), issued to participants in The Warwick Savings Bank 401(k) Savings Plan ("Plan") and with respect to participation interests in the Plan ("Plan Interests"). In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal law of the United States and the corporate law of the state of Delaware.

            We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to matters of fact, we have examined and relied upon the Plan and, where we have deemed appropriate, representations or certificates of officers of the Corporation or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

            Based on the foregoing, we are of the opinion that the Shares and Plan Interests which are being registered pursuant to the Registration Statement have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, such Plan Interests will be validly issued, and such Shares will be validly issued, fully paid and non-assessable.


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Warwick Community Bancorp, Inc.
November 21, 1997                                                        Page 2.


            In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of "doing business" or securities or "blue-sky" laws of any jurisdiction (except federal securities laws).

            This opinion is given solely for the benefit of the Corporation and purchasers of shares and interests under the Plan, and no other person or entity is entitled to rely hereon without express written consent.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.



                                            Very truly yours,

                                            THACHER PROFFITT & WOOD

                                            By: /s/ Douglas J. McClintock
                                                --------------------------------
                                                 Douglas J. McClintock